UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2020

Red Oak Capital Intermediate Income Fund, LLC
(Exact name of issuer as specified in its charter)

Delaware	85-1676855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Kenmoor Avenue SE, Suite 200
Grand Rapids, Michigan 49546
(Full mailing address of principal executive offices)

(616) 734-6099
(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circular dated December 28, 2020, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference (https://www.sec.gov/Archives/edgar/data/0001817413/000165495420013966/rociif_1aa.htm).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company.

Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company, was formed on June 24, 2020 to acquire minority participation interests in commercial real estate loans, or Participation Loans, made by other funds sponsored by the Sponsor and its affiliates, or the Sponsored Funds. The Company, and any other loan participant, intends to enter into a loan participation agreement, or a Participation Agreement, pursuant to which we will share the rights, obligations and benefits of the Participation Loan with the Sponsored Fund which shall retain the majority of the participation interest in the Participation Loan.  The Company expects the economic terms of the Participation Loans to differ from the economic terms of the portion of the loans funded by the Sponsored Funds.  The Company shall have an independent underwriting process separate and apart from the Sponsored Funds IC to determine which Participation Loans are in the best interest of the Company. The Sponsored Funds will not have any right to participate in the economics of the Company’s Participation Loans. The Sponsored Funds will act as lead lenders under the applicable Participation Agreement and shall be solely responsible for the administration and servicing of the Participation Loans, subject to certain consent rights of the Company.

The Company will not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

We filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on July 17, 2020, which offering statement was qualified by the SEC on December 28, 2020. Pursuant to the Offering Statement, we are offering a maximum of $50,000,000 in the aggregate of the Company’s 6.0% Senior Secured Bonds, or the Bonds. The purchase price per Bond is $1,000, with a minimum purchase amount of $50,000. Assuming that the maximum amount of Bonds is purchased and issued, we anticipate that the net proceeds, will be approximately $49,625,000, if we sell the maximum offering amount. Proceeds from the sale of the Bonds will be used to acquire minority participation interests in commercial real estate loans originated by other funds sponsored by Red Oak Capital Group, LLC, or our Sponsor, consistent with our investment strategies, or participations, and pay or reimburse selling commissions and other fees and expenses associated with the offering of the Bonds. As of December 31, 2020, the Offering has not issued any Bonds.

We are managed by Red Oak Capital Participation Fund GP, LLC, which is wholly controlled by our Sponsor, a Delaware limited liability company, a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

We do not have any employees. We rely on the employees of our Sponsor and its affiliates for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

As of the date of this annual report, Red Oak Capital Intermediate Income Fund, LLC has not yet commenced active operations. Offering proceeds from our Bond offering will be applied to acquire minority participation interests in commercial real estate loans originated by other funds sponsored by our Sponsor consistent with our investment strategies, or participations, and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

Further, we have not entered into any arrangements creating a reasonable probability that we will own a specific participation or other asset. The number of additional participation and other assets that we will acquire will depend upon the number of Bonds sold and the resulting amount of the net proceeds available for investment in additional participations and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of this offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring participation or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

Results of Operations

Having not commenced active operations, we have not acquired any participations or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted assets, the commercial real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in up to $50,000,000 of Bonds. Our principal demands for cash will be for acquisition costs, including the purchase price of any participations, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of the offering. We intend to acquire additional assets with cash and/or debt. As we are dependent on capital raised in the offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in the offering. We expect to originate or acquire participations and meet our business objectives regardless of the amount of capital raised in the offering. If the capital raised in the offering is insufficient to purchase assets solely with cash, we will implement a strategy of utilizing a mix of cash and debt to acquire assets.

We expect to use debt financing as a source of capital. We have a 49% limit on the amount of debt that can be employed in the operations of the business.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Item 3. Directors and Officers

The following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Gary Bechtel	63	Chief Executive Officer*	August 1, 2020
Jason Anderson	35	Chief Financial Officer*	June 24, 2020
Joseph Elias	41	Chief Operations Officer*	June 24, 2020
Kevin P. Kennedy	55	Chief Sales and Distribution Officer*	June 24, 2020
Raymond T. Davis	54	Chief Business Development Officer	June 24, 2020

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor. Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining the Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO). Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing. He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Jason Anderson is Chief Financial Officer and a member of the board of managers for our Sponsor. He focuses on the creation and development of operational and accounting expertise. Jason has more than 12 years in the financial services industry. Under his tenure as a Shareholder, Director and Executive Committee Member at Strait Capital from 2009 to 2017, assets under administration increased from $40 million to nearly $4 billion. His expertise lies in architecting and delivering a full-fledge institutional operating platform for hedge funds, private equity groups, and family offices. Jason launched over 100 alternative investment vehicles while at Strait Capital. Jason has also served as Director of Anderson Capital Consulting LLC since 2017. He began his career as a hedge fund analyst specializing in distressed securities, mergers and acquisitions, and capital arbitrage strategies. While a university student, he was hand-picked to serve as an analyst for the $1+ Billion SMU Endowment Fund. Jason graduated Magna Cum Laude with a Bachelor of Business Administration in Finance and a Bachelor of Science in Economics with Business Honors and Department Distinction from Southern Methodist University. Jason has earned the Chartered Financial Analyst (CFA) designation.

Joseph Elias is a founding partner, Chief Operations Officer and a member of the board of managers for our Sponsor. He is responsible for platform development and enhancement. Previously, Joe cofounded Loquidity in 2014, a commercial real estate crowdfunding platform where he served as COO, in which capacity he served until 2018. Joe possesses more than 14 years of executive technology operations experience with Fortune 50 companies and 17 years of experience in real estate finance and development. He has spent his career leading corporate transformation and achieving significant operational efficiencies by successfully integrating new technologies. This expertise combined with an entrepreneurial spirit, inspired him to develop innovative scalable solutions to transform the real estate investing landscape through the ROCX Platform. Prior to that, Joe served as a senior director at Comcast from 2003 to 2014, managing a $1 billion portfolio program. He and his team worked to implement new technology realizing an estimated $300 million in cost savings. Prior to Comcast, he was a project manager at General Motors. Joe operated multiple successful family businesses, managing millions of dollars’ worth of real estate assets in major Midwestern markets. Joe earned his Bachelor of Science in Management Information Systems from Wayne State University and holds an MBA from the Ross School of Business at the University of Michigan.

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA.  He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Raymond T. Davis is Chief Business Development Officer for our Sponsor. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused is operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Joseph Elias*	N/A	35.00%

LLC Interests	Kevin Kennedy*	N/A	35.00%

LLC Interests	Gary Bechtel*	N/A	10.00%

LLC Interests	Raymond Davis*	N/A	10.00%

LLC Interests	Jason Anderson*	N/A	10.00%

LLC Interests	All Executives and Managers*	N/A	100.00%
_________________
*625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546

Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements.

Item 6. Other Information

None.

Item 7. Financial Statements

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

FOR THE PERIOD JUNE 24, 2020 (DATE OF FORMATION)
THROUGH DECEMBER 31, 2020

Red Oak Capital Intermediate Income Fund, LLC
Contents

Independent Auditor's Report	9

Financial Statements

Balance Sheet	10

Statement of Operations	11

Statement of Changes in Member's Capital	12

Statement of Cash Flows	13

Notes to Financial Statements	14-18

INDEPENDENT AUDITOR’S REPORT

To the Managing Member
Red Oak Capital Intermediate Income Fund, LLC

We have audited the accompanying financial statements of Red Oak Capital Intermediate Income Fund, LLC (a Delaware limited liability corporation), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, changes in member’s capital, and cash flows for the period from June 24, 2020 (date of formation) to December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Oak Capital Intermediate Income Fund, LLC as of December 31, 2020, and the results of its operations, changes in member’s capital, and cash flows for the period from June 24, 2020 (date of formation) to December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

/s/ UHY LLP
Farmington Hills, Michigan
April 30, 2021

Red Oak Capital Intermediate Income Fund, LLC
Balance Sheet
December 31, 2020

Assets

Total assets	$-

Liabilities and Member's Capital

Total liabilities	-

Total member's capital	-

Total liabilities and member's capital	$-

Red Oak Capital Intermediate Income Fund, LLC
Statement of Operations
For the period June 24, 2020 (Date of Formation) through December 31, 2020

Revenue:
Total revenue	$-

Expenses:
Total expenses	-

Net income (loss)	$-

Red Oak Capital Intermediate Income Fund, LLC
Statement of Changes in Member's Capital
For the period June 24, 2020 (Date of Formation) through December 31, 2020

Managing Member

Member's capital, June 24, 2020	$-

Capital contributions	-

Capital distributions	-

Net income (loss)	-

Member's capital, December 31, 2020	$-

Red Oak Capital Intermediate Income Fund, LLC
Statement of Cash Flows
For the period June 24, 2020 (Date of Formation) through December 31, 2020

Cash flows from operating activities:
Net income (loss)	$-

Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating activities:

Net cash provided by (used in) operating activities	-

Cash flows from financing activities:

Net cash provided by (used in) financing activities	-

Net change in cash and cash equivalents	-

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$-

Red Oak Capital Intermediate Income Fund, LLC
Notes to Financial Statements
For the period June 24, 2020 (Date of Formation) through December 31, 2020

1. Organization

Red Oak Capital Intermediate Income Fund, LLC, (the “Company”) is a Delaware limited liability company formed to acquire minority participation interests in commercial real estate loans (“Participation Loans”) made by other funds sponsored by the Sponsor and its affiliates (“Sponsored Funds”). The Company intends to enter into a loan participation agreements pursuant to which it will share the rights, obligations and benefits of the Participation Loan with the Sponsored Fund which shall retain the majority of the participation interest in the Participation Loan. Red Oak Capital Participation Fund GP, LLC is the Managing Member and owns 100% of the member interests in the Company.

The Company formed on June 24, 2020 and has not commenced operations. The Company anticipates raising a maximum of $50 million of Senior Secured Bonds (collectively the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

2. Significant accounting policies

Basis of presentation
The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

Use of estimates
The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may affect future estimates including, but not limited to, our allowance for loan losses and downward adjustments to investments in equity securities. The Managing Member believes the estimates utilized in preparing theCompany’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Fair value – hierarchy of fair value
In accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820-10-35-39 to 55 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Red Oak Capital Intermediate Income Fund, LLC
Notes to Financial Statements
For the period June 24, 2020 (Date of Formation) through December 31, 2020

2. Significant accounting policies (continued)

Cash and cash equivalents
Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations.

Mortgage loans receivable
Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal adjusted for any impairment or allowance for loan losses. The Company’s mortgage loans receivable are expected to consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable will have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Impairment and allowance for loan losses
Mortgage loans receivable is considered “impaired” when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. The Managing Member assesses mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s remaining balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s base interest rate.

An allowance for loan losses on mortgage loans receivable is established through a provision for loan losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Managing Member believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Managing Member’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Revenue recognition and accounts receivable
Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Loan origination income is amortized over the life of the mortgage loan receivable using the interest method and is reflected as a direct deduction from the related mortgage loans receivable in the accompanying balance sheet.

Bonds payable
Company issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Company’s mortgage loans receivable at fair value.

Red Oak Capital Intermediate Income Fund, LLC
Notes to Financial Statements
For the period June 24, 2020 (Date of Formation) through December 31, 2020

2. Significant accounting policies (continued)

Income taxes
As a limited liability company, the Company itself is not subject to United States federal income taxes. Each member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to members in amounts adequate to meet their tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes,” as amended by Accounting Standards Update 2009-06, “Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities.” This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

As of December 31, 2020, the Company had not recorded any benefit or liability for unrecognized taxes.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of December 31, 2020, no amount of interest and penalties related to uncertain tax positions was recognized in the statement of operations.

Extended Transition Period
Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has selected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Red Oak Capital Intermediate Income Fund, LLC
Notes to Financial Statements
For the period June 24, 2020 (Date of Formation) through December 31, 2020

2. Significant accounting policies (continued)

Recent Accounting Pronouncements – Not Yet Adopted
In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments - Credit Losses: Measurement of Credit Losses of Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net carrying value at the amount expected to be collected on the financial asset. An entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes for financial assets measured at amortized cost. ASU 2016-13 is effective for the Company, under the extended transition period under the JOBS Act, for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company is still evaluating the impact of adopting ASU 2016-13 on its financial statements.

3. Allocation of net income and loss

It is anticipated that the Operating Agreement will provide detailed provisions regarding the allocation of net income and losses among the members over the life of the Company. Generally, items of income and expense are allocated among members in proportion to the applicable membership interest.

4. Related party transactions

The Company will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 0.25% of the gross offering proceeds. As of December 31, 2020, no management fees have been accrued or paid.

5. Member’s equity

During 2020, the Managing Member, as sole member of the Company, made no capital contributions or received any distributions. Upon execution of the operating agreement, the Managing Member must contribute $100.

6. Bonds payable

After the close of the initial bond issuance and first full quarter of operations, the Company anticipates making quarterly interest payments to Senior Secured Bond bondholders at a rate of 6.00% per annum. The Bonds will be secured by a senior blanket lien on all assets of the Company. The Bonds will mature on the date which is 30 months from the initial issuance date of Bonds in such series.

The Bonds will be redeemable beginning 90 days from the issuance date. Once the Company receives written notice from the bondholder, it will have 90 days from the date such notice is provided to set the redemption date which shall be the last day of the corresponding quarterly period. If the notice is received on or after 90 days from the issuance date of the Bond and on or before its maturity date, the payment to the bondholder will be reduced by an amount equal to one third of the amount of interest accrued on the applicable Bond as of the redemption date.

Red Oak Capital Intermediate Income Fund, LLC
Notes to Financial Statements
For the period June 24, 2020 (Date of Formation) through December 31, 2020

6. Bonds payable (continued)

The Company’s obligation to redeem bonds in any given year pursuant to this optional redemption is limited to 20% of the outstanding principal balance of the Bonds on January 1st of the applicable year. Bond redemptions pursuant to this election will occur in the order that notices are received. Upon maturity, and subject to the terms and conditions described in the offering memorandum, the Bonds will be automatically renewed for at the same interest rate for an additional two years, unless redeemed upon maturity at the Company or the bondholders election.

7. Commitments and contingencies

The Managing Member has incurred and will continue to incur organizational and offering expenses which are reimbursable from the Company, at 0.50% of total gross proceeds from the Bond offerings. The organizational and offering costs are not represented on the Company’s financial statements due to these being contingent upon a successful completion of the Bond offerings. The Company will expense organization costs when incurred and debt issuance costs will be capitalized and amortized through the maturity of each Series as applicable. As of December 31, 2020, there have been approximately $100,000 of organizational costs incurred by the Managing Member. Through the date of issuance, the Managing Member has incurred additional organizational and offering costs of approximately $30,000.

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8. Subsequent events

The financial statements were approved by management and available for issuance on April 30, 2021. Subsequent events have been evaluated through this date.

Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Red Oak Capital Intermediate Income Fund, LLC*

(2)(b)	Limited Liability Company Agreement of Red Oak Capital Intermediate Income Fund, LLC*

(3)(a)	Form of Indenture between Red Oak Capital Intermediate Income Fund, LLC and UMB Bank, N.A.**

(3)(b)	Form of Bond**

(3)(c)	Form of Pledge and Security Agreement***

_____________
* Previously filed as an exhibit to the Company’s Offering Statement on Form 1-A filed on July 21, 2020.
** Previously filed as an exhibit to the Company’s Offering Statement on Form 1-A filed on November 24, 2020.
*** Previously filed as an exhibit to the Company’s Offering Statement on Form 1-A filed on September 1, 2020.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on April 30 of 2021.

RED OAK CAPITAL INTERMEDIATE INCOME FUND, LLC,
a Delaware limited liability company

By:             Red Oak Capital Participation Fund GP, LLC,
                   a Delaware limited liability company
Its:             Sole Member

By:            Red Oak Capital Group, LLC,
                  a Delaware limited liability company
Its:            Sole Member

By:            /s/ Joseph Elias
Name:       Joseph Elias
Its:            Manager

By:            /s/ Kevin Kennedy
Name:       Kevin Kennedy
Its:            Manager

By:            /s/ Gary Bechtel
Name:       Gary Bechtel
Its:            Manager

By:            /s/ Jason Anderson
Name:       Jason Anderson
Its:            Manager

By:       /s/ Gary Bechtel
Name:  Gary Bechtel
Its:       Chief Executive Officer of the Sole Member of the Manager
            (Principal Executive Officer)

By:       /s/ Jason Anderson
Name:  Jason Anderson
Its:        Chief Financial Officer of the Sole Member of the Manager
            (Principal Financial Officer and Principal Accounting Officer)